UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2013

RiceBran Technologies
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert S. Kopriva to the Board of Directors

Robert S. Kopriva, age 62, will be appointed to the Board of Directors (the “Board”) of RiceBran Technologies (the “Company”) effective upon the listing of our common stock and warrants on The Nasdaq Capital Market.    Upon appointment as director, Mr. Kopriva will be a member of the Audit Committee and the Compensation Committee. Mr. Kopriva is not subject to any arrangement pursuant to which he was selected and is not a party to any related party transactions with the Company or its subsidiaries and affiliates.

Mr. Kopriva currently serves as Co-Chairman of Rupari Foods, a Wind Point portfolio company. He is also a senior advisor to the CEO of Bar-S Foods, a $500 million processed meat company, acquired by Sigma Alimentos in September 2010. Mr. Kopriva was the former chairman of Premium Standard Farms, a $900 million public company. Prior to Premium Standard Farms, he was president and CEO of Sara Lee Foods, where he headed the integration of the U.S. supply chain and the U.S. food businesses before also assuming responsibility for the Mexican and European meat businesses. Mr. Kopriva held various positions at Sara Lee including President of Jimmy Dean.  He served as a director of Santa Maria Foods, a former Wind Point portfolio company. He holds a bachelors degree in accounting from the University of Illinois and an MBA from the Kellogg School of Management at Northwestern University.

Appointment of Peter A. Woog to the Board of Directors

Peter A. Woog, age 71, will be appointed to the Board of the Company effective upon the listing of our common stock and warrants on The Nasdaq Capital Market.  Upon appointment as director, Mr. Woog will become the chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Woog is not subject to any arrangement pursuant to which he was selected and is not a party to any related party transactions with the Company or its subsidiaries and affiliates.

Mr. Woog is currently a Partner at Najafi Companies where he seeks and evaluates acquisition opportunities, participates in the negotiation and due diligence process and assists the management of the acquired company during the post purchase period. Mr. Woog works closely with currently held companies for strategic, business and financial planning.  Previously, Mr. Woog was with AT&T for over three decades, rising to vice-president. In 1995, he became the chief executive officer and a director of Cable Systems Holdings and Cable Systems International when CitiCorp Venture Capital acquired the copper cable products division from AT&T. This portfolio company then acquired a number of closely-held as well as publicly-traded communications companies. During this period he also was a director of IPC Communications, IXNET and LoDan Electronics. Following the sale of these businesses he established Gray Fox Enterprises, a management consulting firm, where he assisted corporate managers and investors with business strategies and execution. Among a number of assignments, he was CEO of International FiberCom and led the restructuring and sale of the company.  Mr. Woog holds a bachelors degree in mechanical engineering from Lowell Technological Institute (University of Massachusetts-Lowell) and a master of science in management science from Stevens Institute of Technology.

Both Messrs. Kopriva and Woog will be compensated according to the Company’s standard compensation policies for directors.

Item 9.01  Financial Statements and Exhibits

Exhibit
No.	Description
99.1	Press Release dated November 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: November 15, 2013	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)